Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Douglas L. Cox

EVP & Chief Financial Officer

Opinion Research Corporation

(609) 452-5274

OPINION RESEARCH ANNOUNCES DEBT REFINANCING

PRINCETON, N.J. – May 5, 2004 – Opinion Research Corporation (NASDAQ: ORCI) announced the completion of its expected debt refinancing. Chairman and Chief Executive Officer John F. Short said: “I am pleased with the outcome of this effort which has reduced our borrowing costs, extended the maturities of our debt and also increased our borrowing capacity.”

The new facilities consist of a $35 million revolving credit arranged by Citizens Bank of Pennsylvania as Agent as well as subordinated facilities totaling $22 million provided by Allied Capital Corporation. The detailed terms of these facilities will be included in the company’s first quarter Form 10-Q filing.

About Opinion Research Corporation

Founded in 1938, Opinion Research Corporation provides commercial market research, health and demographic research for government agencies, information services, teleservices and consulting. The company is a pioneering leader in the science of market and social research, and has built a worldwide data-collection network. Further information is available at www.opinionresearch.com.

This release contains, within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, forward-looking statements that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Many of the factors that will determine the company’s financial results are beyond the ability of the company to control or predict. These statements are subject to risks and uncertainties and therefore actual results may materially differ. The company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise. Important factors and risks that may affect future results are described in the company’s filings with the Securities and Exchange Commission, copies of which are available upon request from the company.